Exhibit 99.1

Stereotaxis Reports 2022 First Quarter Financial Results

ST. LOUIS, May 10, 2022 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the first quarter ended March 31, 2022.

“Stereotaxis demonstrated continued progress on capital adoption despite a challenging macro environment,” said David Fischel, Chairman and CEO. “We are focused on improving our internal commercial capabilities while navigating the external challenges and aggressively advancing the innovations that structurally transform our commercial opportunity.”

“During the first quarter, we successfully launched new robotic practices with physicians entirely new to our technology in each of the United States, Europe, and China. We are delighted to see utilization at these practices, and across the installed base of Genesis systems, far above global averages. Since our last call we received an additional order for a Genesis system. We continue to expect multiple near-term orders and remain confident in our guidance of annual revenue growth driven by adoption of Genesis.”

“We are methodically advancing a robust innovation pipeline including a novel accessible robot, proprietary ablation catheters, vascular navigation devices, and operating room connectivity solution. Progress remains consistent with previously provided timelines and we look forward to the impact these innovations will have in 2023 and beyond. Collectively, these technologies serve as the foundational product ecosystem for a preeminent medical robotics company which can broadly transform endovascular interventions.”

2022 First Quarter Financial Results

Revenue for the first quarter of 2022 totaled $7.0 million compared to $8.6 million in the prior year first quarter. This decrease was primarily due to lower system revenue in the current year. System revenue for the first quarter was $1.6 million and recurring revenue was $5.4 million, compared to $2.6 million and $5.8 million in the prior year first quarter.

Gross margin for the first quarter of 2022 was approximately 70%. Recurring revenue gross margin of 85% remains consistent with previous quarters and system gross margin of 21% continues to reflect significant allocation of overhead expenses over low manufacturing volumes. Operating expenses in the first quarter of $9.0 million include $2.5 million in non-cash stock compensation expense. Excluding non-cash stock compensation expense, adjusted operating expenses in the current quarter were $6.5 million, similar to adjusted operating expenses of $6.2 million in the prior year first quarter.

Operating loss and net loss for the first quarter of 2022 were both approximately ($4.1) million, compared to ($1.5) million for both in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense, were ($1.6) million, compared to ($0.1) million for both in the previous year. Negative free cash flow for the first quarter was ($3.3) million.

Cash Balance and Liquidity

At March 31, 2022, Stereotaxis had cash and cash equivalents, including restricted cash, of $36.9 million and no debt.

Forward Looking Expectations

Stereotaxis reiterates its expectation of revenue growth for the year driven by continued commercial adoption of the Genesis RMN system and stable recurring revenue. System revenue for the year will be primarily recognized in the second half of the year. Stereotaxis expects to modestly grow operating expenses with continued investment in key growth drivers, while maintaining a robust balance sheet that allows it to reach profitability without the need for additional financings. Stereotaxis is methodically establishing the product ecosystems that allow for significant future growth in electrophysiology and the broader field of endovascular surgery.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 10, 2022, at 10:00 a.m. Eastern Time. To access the conference call, dial 1- 888-254-3590 (US and Canada) or 1-929-477-0448 (International) and give the participant pass code 5168103. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at https://ir.stereotaxis.com/.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 100,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended March 31,
	2022	2021

Revenue:
Systems	$1,634	$2,602
Disposables, service and accessories	5,403	5,774
Sublease	-	247
Total revenue	7,037	8,623

Cost of revenue:
Systems	1,292	1,435
Disposables, service and accessories	821	925
Sublease	-	247
Total cost of revenue	2,113	2,607

Gross margin	4,924	6,016

Operating expenses:
Research and development	2,447	2,367
Sales and marketing	2,946	2,947
General and administrative	3,620	2,230
Total operating expenses	9,013	7,544
Operating loss	(4,089)	(1,528)

Interest income (expense), net	3	(4)
Net loss	$(4,086)	$(1,532)
Cumulative dividend on Series A convertible preferred stock	(331)	(333)
Net loss attributable to common stockholders	$(4,417)	$(1,865)

Net loss per share attributed to common stockholders:
Basic	$(0.06)	$(0.02)
Diluted	$(0.06)	$(0.02)

Weighted average number of common shares and equivalents:
Basic	75,877,391	75,175,412

Diluted	75,877,391	75,175,412

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,095	$38,739
Restricted cash - current	618	454
Accounts receivable, net of allowance of $231 and $180 at 2022 and 2021, respectively	4,693	5,406
Inventories, net	4,850	4,433
Prepaid expenses and other current assets	1,878	2,356
Total current assets	47,134	51,388
Property and equipment, net	3,260	2,632
Restricted cash	1,138	952
Operating lease right-of-use assets	5,644	5,735
Prepaid and other non-current assets	253	278
Total assets	$57,429	$60,985

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,892	$4,189
Accrued liabilities	1,967	2,528
Deferred revenue	6,335	6,277
Current portion of operating lease liabilities	297	268
Total current liabilities	11,491	13,262

Long-term deferred revenue	2,076	2,238
Operating lease liabilities	5,754	5,842
Other liabilities	202	219
Total liabilities	19,523	21,561

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,386 and 22,387 shares outstanding at 2022 and 2021, respectively	5,584	5,584
Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2022 and 2021	6	6
Common stock, par value $0.001; 300,000,000 shares authorized, 74,647,329 and 74,618,240 shares issued at 2022 and 2021, respectively	75	75
Additional paid-in capital	535,209	532,641
Treasury stock, 4,015 shares at 2022 and 2021	(206)	(206)
Accumulated deficit	(502,762)	(498,676)
Total stockholders’ equity	32,322	33,840
Total liabilities and stockholders’ equity	$57,429	$60,985